Exhibit 99.1

CTG Reports 2020 Second Quarter Results

Achieved GAAP EPS of $0.12; non-GAAP EPS of $0.10, Performing Well in

Challenging COVID-19 Pandemic Environment

Operating Margin Increased 30 Basis Points to 2.1%, or 16%, Year-over-Year

Non-GAAP Operating Margin Increased 83 Basis Points to 3.2%, or 35%, Year-over-Year

Solutions Expanded to 38% of Revenue as Strategic Transformation Continues

BUFFALO, N.Y., July 21, 2020 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the second quarter ended June 26, 2020.

Second Quarter Financial Summary

•	Total revenue was $89.1 million, compared with $86.9 million in the previous quarter and $100.4 million in the second quarter of 2019

•	Revenue from Solutions increased to 38.0% of total revenue, compared with 35.5% of total revenue last year

•	Solutions direct profit was 28.5%, an increase from 25.5% in the second quarter of 2019

•

GAAP operating income and margin increased $0.1 million and 30 basis points year-over-year, respectively, to $1.9 million and 2.1%, reflecting high utilization of billable resources across the business and a continued focus on diligent cost management

•

Non-GAAP operating income and margin, excluding $1.0 million in severance and acquisition-related expenses, increased $0.5 million and 83 basis points year-over-year, respectively, to $2.9 million and 3.2%

•

GAAP net income was $1.8 million, or $0.12 per diluted share, and included severance and acquisition-related expenses, as well as gains from life insurance proceeds and the sale of real estate; non-GAAP net income was $1.4 million, or $0.10 per diluted share

Second Quarter and Recent Business Highlights

•	Secured competitive multi-million dollar contract to manage go-live implementation of EPIC-based electronic health records (EHR) for a prominent healthcare system in the northeastern U.S.

•

Appointed Brett Hunt, a seasoned IT solutions and services executive, to lead and accelerate growth of CTG’s North American Solutions team through the development of key partnerships and rapid adoption of CTG’s Delivery Center model

•

Opened new delivery center in Bogotá, Colombia, enhancing existing IT support and service capabilities. This new center expands the Company’s global solutions offerings, including IT support, infrastructure, and cloud solutions implementation and management across all served geographies

•	Completed sale of the Company’s headquarters building in Buffalo, NY, resulting in a recorded gain of approximately $0.8 million

CEO Comments on Results

“Building on our solid start to the year, we delivered strong second quarter results with both revenue and non-GAAP operating profit increasing sequentially despite the unprecedented and challenging global business environment,” said Filip Gydé, CTG President and CEO. “We believe that these results and the favorable performance trends we have achieved over the last eighteen months are proof that our strategy is working and will contribute to significant shareholder value creation.”

“We successfully transitioned to a work-from-home model at the onset of COVID-19, while simultaneously implementing prudent cost containment efforts to improve efficiency and utilization across our operations. Our team has done an outstanding job sustaining new business development, even as the pace of new requests for proposals and contract wins has slowed due to the heightened uncertainty associated with the current environment. With resilient operations and a healthy pipeline in place, we are well positioned to capitalize on future prospects and build on our track record of growth and success.”

“During the quarter, we continued to benefit from the ongoing expansion of our Solutions team and business. We recently appointed Brett Hunt to lead and accelerate the growth of this business in North America. To expand our global capabilities, we also opened a new facility in Bogotá, Colombia to enhance our delivery of high quality, cost-effective IT services and solutions for clients in the Americas and Europe. With Solutions becoming a larger portion of our portfolio of services, we are focused on investing in the scale, talent and resources that we need to continue to compete and win.”

Gydé concluded, “While we expect the uncertain economic environment will persist in the months ahead, we are confident in our team’s ability to continue transforming our business into a higher-margin, solutions-focused organization and driving long-term value for all CTG shareholders.”

Consolidated Second Quarter Results

Revenue in the second quarter of 2020 was $89.1 million, compared with $86.9 million in the first quarter of 2020, and $100.4 million in the second quarter of 2019. The year-over-year decrease in second quarter revenue primarily reflected a continued transition away from select lower margin staffing business, combined with lower demand from clients impacted by the COVID-19 pandemic. Currency translation had a negative impact of $0.8 million on revenue in the second quarter, compared with a negative $1.1 million impact in the first quarter of 2020, and a negative $2.4 million impact in the second quarter of 2019.

Direct costs in the second quarter of 2020 were $70.4 million, or 79.0% of revenue, compared with $69.9 million, or 80.4% of revenue, in the first quarter of 2020, and $82.1 million, or 81.7% of revenue, in the second quarter of 2019. SG&A expense in the second quarter of 2020 was $16.8 million, which included $0.6 million in severance and $0.4 million in acquisition-related expenses associated with previously acquired businesses. This compared with SG&A expense of $15.0 million in the first quarter of 2020, which included $0.4 million in acquisition-related expenses. SG&A expense in the second quarter of 2019 was $16.5 million, which included $0.5 million in acquisition-related expenses.

GAAP operating income in the second quarter of 2020 was $1.9 million, or 2.1% of revenue, and included the previously referenced severance and acquisition-related expenses totaling $1.0 million. Excluding these items, non-GAAP operating income was $2.9 million, or 3.2% of revenue. GAAP operating income in the first quarter of 2020 was $2.1 million, or 2.4% of revenue, and included acquisition-related expenses of $0.4 million. Excluding this item, non-GAAP operating income in the first quarter of 2020 was $2.5 million, or 2.9% of revenue. GAAP operating income in the second quarter of 2019 was $1.9 million, or 1.8% of revenue, and included acquisition-related expenses of $0.5 million. Excluding this item, non-GAAP operating income in the second quarter of 2019 was $2.4 million, or 2.4% of revenue. CTG’s operations outside of the U.S. are conducted in local currencies. Accordingly, fluctuations in currency valuation for the countries in which the Company operates generally have minimal impact on operating results; these fluctuations reduced operating income by less than $0.1 million in the second quarter of 2020.

Net income in the second quarter of 2020 was $1.8 million, or $0.12 per diluted share, which included a net $0.4 million of expense, or $0.02 per diluted share, comprised of severance, acquisition-related expenses as well as gains from life insurance proceeds and the sale of real estate. Net income in the first quarter of 2020 was $1.1 million, or $0.08 per diluted share, which included $0.3 million, or $0.02 per diluted share in acquisition-related expenses. Net income in the second quarter of 2019 was $0.9 million, or $0.07 per diluted share, which included $0.4 million, or $0.02 per diluted share in acquisition-related expenses.

CTG’s effective income tax rate in the second quarter of 2020 was 43.7% compared with 39.0% in the first quarter of 2020 and 36.6% in the second quarter of 2019. The higher tax rate in the second quarter of 2020 was primarily due to certain non-deductible expenses incurred in the U.S. during the quarter.

Balance Sheet

Cash and short-term investments at June 26, 2020 were $34.3 million. Net cash was $22.3 million, net of long-term debt of $12.0 million. During the second quarter of 2020, CTG completed the sale of its headquarters building in Buffalo, NY, resulting in net cash proceeds of approximately $2.4 million. The Company previously had recorded the net value of the building as “other current assets” on its condensed consolidated balance sheet at the end of the first quarter of 2020. Days sales outstanding were 81 in the second quarter of 2020 compared with 83 in the second quarter of 2019.

Guidance and Outlook

Given the continued impact of the COVID-19 pandemic on CTG’s end markets, the Company is not providing updated guidance for the full year 2020.

CTG Executive Vice President and Chief Financial Officer John M. Laubacker commented, “We anticipate seasonality in the fiscal third quarter will be higher than normal as employees take vacations that have been previously delayed, resulting in lower utilization of billable resources. We also expect a reduction in government subsidies in Europe for technical unemployment, the sale of a customer’s business unit in Alaska to another company, and our continued investments in business development and solutions experts to impact earnings in the second half of the year. Despite these near-term challenges, we are encouraged by the progress of our IT Solutions-centric strategy, which has resulted in the highest operating margin and non-GAAP earnings per share we have reported for a first half period in the past six years. We remain committed to our strategic transformation, and will continue to take steps to enhance the long-term value potential of CTG.”

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information as presented for the second quarter of 2020 and the year-to-date period exclude gains from life insurance proceeds and on the sale of real estate, and costs associated with severance and certain acquisition-related expenses. In 2020, the acquisition-related expenses consist of due diligence costs, and the amortization of intangible assets. In 2019, acquisition-related expenses also include changes in the value of earn-out payments upon the achievement of certain financial targets from the acquisitions of Soft Company and Tech-IT.

The reconciliation of GAAP to non-GAAP information for the second quarter ended June 26, 2020 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$1.9	2.1%	$1.8	$0.12
Gain from life insurance proceeds	—	—%	(0.4)	(0.03)
Gain on sale of real estate	—	—%	(0.5)	(0.03)
Severance	0.6	0.7%	0.3	0.02
Acquisition-related expenses	0.4	0.4%	0.2	0.02

Non-GAAP results	$2.9	3.2%	$1.4	$0.10

The reconciliation of GAAP to non-GAAP information for the two quarters ended June 26, 2020 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$4.0	2.3%	$2.9	$0.20
Gain from life insurance proceeds	—	—%	(0.4)	(0.03)
Gain on sale of real estate	—	—%	(0.5)	(0.03)
Severance	0.6	0.3%	0.3	0.02
Acquisition-related expenses	0.8	0.5%	0.6	0.04

Non-GAAP results	$5.4	3.1%	$2.9	$0.20

The reconciliation of GAAP to non-GAAP information for the first quarter ended March 27, 2020 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$2.1	2.4%	$1.1	$0.08
Acquisition-related expenses	0.4	0.5%	0.3	0.02

Non-GAAP results	$2.5	2.9%	$1.4	$0.10

The reconciliation of GAAP to non-GAAP information for the second quarter ended June 28, 2019 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$1.9	1.8%	$0.9	$0.07
Acquisition-related expenses	0.5	0.6%	0.4	0.02

Non-GAAP results	$2.4	2.4%	$1.3	$0.09

The reconciliation of GAAP to non-GAAP information for the two quarters ended June 28, 2019 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$3.0	1.5%	$1.6	$0.11
Acquisition-related expenses	0.9	0.5%	0.6	0.05

Non-GAAP results	$3.9	2.0%	$2.2	$0.16

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-844-767-5679 and enter the access code, 7028804. The conference call will also be available via webcast in the Investors section of CTG’s website at www.ctg.com.

A replay of the call will be available between 3:00 p.m. Eastern Time on July 21, 2020, and 12:00 a.m. Eastern Time on July 26, 2020, by dialing 1-866-207-1041 and entering the access code, 2057045. The webcast will be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG has established a reputation for responsiveness and reliability—traits that our clients say set us apart—since our founding in 1966. Today, we provide comprehensive information, technology, and business solutions that address critical challenges for clients in high-growth industries in North America and Western Europe. Backed by a proven track record of reliable delivery, CTG fosters long-term client relationships and trust, which allows us to develop strategic insights that maximize client investments in solutions and competitive advantage. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2020 and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2019, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 26,	June 28,	June 26,	June 28,
	2020	2019	2020	2019
Revenue	$89,146	$100,408	$176,095	$197,646
Direct costs	70,408	82,072	140,311	161,594
Selling, general and admin. expenses	16,824	16,483	31,803	33,072

Operating income	1,914	1,853	3,981	2,980
Non-taxable life insurance gain	389	—	389	—
Gain on sale of building	824	—	824	—
Other expense, net	(5)	(366)	(196)	(546)

Income before income taxes	3,122	1,487	4,998	2,434
Provision for income taxes	1,363	544	2,095	859

Net income	$1,759	$943	$2,903	$1,575

Net income per share:
Basic	$0.13	$0.07	$0.21	$0.12

Diluted	$0.12	$0.07	$0.20	$0.11

Weighted average shares outstanding:
Basic	13,605	13,436	13,576	13,408
Diluted	14,282	13,918	14,299	13,851

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 26,	December 31,	June 28,
	2020	2019	2019
Current Assets:
Cash and cash equivalents	$34,319	$10,781	$11,290
Accounts receivable, net	79,133	88,772	91,226
Other current assets	2,358	2,295	4,672

Total current assets	115,810	101,848	107,188
Property and equipment, net	5,246	6,379	5,441
Operating lease right-of-use assets	20,278	21,253	14,476
Cash surrender value	2,989	3,133	2,393
Acquired intangibles, net	7,741	8,439	5,502
Goodwill	19,969	16,681	19,488
Other assets	1,265	973	2,213

Total Assets	$173,298	$158,706	$156,701

Current Liabilities:
Accounts payable	$15,580	$18,612	$12,586
Accrued compensation	24,754	23,538	23,470
Short-term operating lease liabilities	5,289	5,904	5,382
Other current liabilities	13,215	8,800	11,812

Total current liabilities	58,838	56,854	53,250
Long-term debt	12,000	5,290	16,972
Long-term lease operating liabilities	14,929	15,349	9,094
Other liabilities	17,335	14,977	11,344
Shareholders’ equity	70,196	66,236	66,041

Total Liabilities and Shareholders’ Equity	$173,298	$158,706	$156,701

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two
	Quarters Ended
	June 26,	June 28,
	2020	2019
Net income	$2,903	$1,575
Depreciation and amortization expense	1,641	1,365
Equity-based compensation expense	1,149	693
Other operating items	13,946	(8,770)

Net cash provided by (used in) operating activities	19,639	(5,137)
Net cash used in investing activities	(2,473)	(9,121)
Net cash provided by financing activities	6,243	13,412
Effect of exchange rates on cash and cash equivalents	129	(295)

Net increase (decrease) in cash and cash equivalents	23,538	(1,141)
Cash and cash equivalents at beginning of period	10,781	12,431

Cash and cash equivalents at end of period	$34,319	$11,290

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(amounts in thousands except days data)

(Unaudited)

	For the Quarter Ended				For the Two Quarters Ended
	June 26,		June 28,		June 26,		June 28,
Revenue by Service	2020		2019		2020		2019
IT Solutions	$33,845	38.0%	$35,621	35.5%	$62,607	35.6%	$69,062	34.9%
IT Staffing	55,301	62.0%	64,787	64.5%	113,488	64.4%	128,584	65.1%

Total	$89,146	100.0%	$100,408	100.0%	$176,095	100.0%	$197,646	100.0%

Revenue by Vertical Market
Technology Service Providers	32%		32%		33%		32%
Financial Services	15%		13%		15%		14%
Manufacturing	14%		17%		14%		17%
Healthcare	14%		17%		13%		16%
Energy	7%		5%		7%		5%
General Markets	18%		16%		18%		16%

Total	100%		100%		100%		100%

Revenue by Location
North America	$49,357	55%	$62,653	62%	$99,664	57%	$122,088	62%
Europe	39,789	45%	37,755	38%	76,431	43%	75,558	38%

Total	$89,146	100%	$100,408	100%	$176,095	100%	$197,646	100%

Foreign Currency Impact on Revenue
Europe	$(834)		$(2,394)		$(1,910)		$(5,512)
Billable Days in Period	64		64		126		127
DSO	81		83
Long-term Debt Balance	$12,000		$16,972

END-

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